Ally Financial Demand Notes: Pricing Supplement

Pricing Supplement Dated: 1/22/2018	Rule 424 (b) (3)
(To Prospectus Dated May 1, 2014)	File No. 333-178919

Ally Financial Inc.
Demand Notes – Floating Rate

Effective Dates	Principal Amount	Rate	Yield

1/22/2018 through 1/28/2018	Under $15,000	0.90%	0.90%
	$15,000 through $50,000	1.10%	1.11%
	Over $50,000	1.25%	1.26%